Exhibit 99.01

Media Contact: Jen Bernier MIPS Technologies, Inc. +1 650 567-5178 jenb@mips.com	Investor Contact: Maury Austin MIPS Technologies, Inc. +1 650 567-5100 ir@mips.com

MIPS Technologies Reports First Quarter Fiscal 2010
Financial Results

Royalty Revenue Increases 27% Sequentially

SUNNYVALE, Calif. – October 29, 2009 – MIPS Technologies, Inc. (Nasdaq: MIPS), a leading provider of industry-standard processor architectures and cores for home entertainment, communications, networking and portable multimedia markets, today reported consolidated financial results for its first fiscal quarter 2010 ended September 30, 2009.  All financial results are reported in U.S. GAAP unless otherwise noted, and compare current results with historical results recast to reflect the disposition of MIPS’ Analog Business Group.

Summary First Quarter Fiscal 2010 Highlights:

•	Revenue was $15.0 million, a sequential increase of 19% or $2.4 million
•	Licensee royalty units grew to 106 million units from 82 million units in Q4’09
•	Costs and operating expenses were $12.4 million, unchanged from fourth quarter 2009
•	GAAP net income from continuing operations was $0.6 million or $0.01 per share
•	Non GAAP net income from continuing operations was $2.5 million or $0.06 per share
•	Cash balances ended the quarter at $43.5 million

Fiscal First Quarter 2010 Details:

Revenue for the first quarter was $15.0 million, an increase of 19 percent over the prior quarter revenue of $12.6 million and a decrease of 23 percent from the $19.6 million reported in the first fiscal quarter a year ago.

Revenue from royalties was $9.8 million, an increase of $2.1 million or 27 percent from the prior quarter and a decrease of 1.9 million from the $11.6 million reported in the first quarter a year ago.  License revenue was $5.2 million, an increase of 6 percent from the $4.9 million reported in the prior quarter and a decrease of 34 percent from the $7.9 million reported in the first quarter a year ago.  The sequential increases generally reflect the improving semiconductor market from its low point in the first half of the calendar year.

Including a $1.0 million accrual for estimated taxes which relates to a one time change in the legal structure of our foreign operations, the Company’s fiscal Q1 GAAP net income from continuing operations was $0.6 million or $0.01 per share. This compares with a net income of $2.7 million or $0.06 per share from continuing operations in the prior quarter, and a net income of $5.0 million or $0.11 per share from continuing operations in the first quarter a year ago.

Non-GAAP net income from continuing operations in the first quarter of fiscal 2010, which excludes certain costs detailed in the tables below, was $2.5 million or $0.06 per share, compared with a non-GAAP net income from continuing operations of $5.5 million or $0.12 per share in the prior quarter and $6.1 million or $0.14 per share in the first quarter a year ago. The tables below provide a reconciliation of non-GAAP measures used in this release to the corresponding GAAP results.

“Revenues and operating margins improved as expected in the first quarter,” said John Bourgoin, president and CEO. “We are pleased to see continued improvements in the market as demonstrated by our strong royalty growth.  We are optimistic that we have passed the low point in revenues.  We also made excellent progress in taking the Android platform into digital home devices and joined the Open Handset Alliance to contribute to continued development of Android for mobile devices.  MIPS is positioned for a strong year.”

MIPS Technologies invites you to listen in a live conference call to management’s discussion of Q1 fiscal 2010 results, as well as guidance for Q2 fiscal 2010. The conference call number is 210-839-8502 and the replay number is 203-369-3522. The password for both calls is MIPS. The replay will be available for 30 days shortly following the end of the conference call. An audio replay of the conference call will also be posted on the company’s website at:
www.mips.com/company/investor-relations/.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (Nasdaq: MIPS) is a leading provider of industry-standard processor architectures and cores that power some of the world’s most popular products for the home entertainment, communications, networking and portable multimedia markets. These include broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

Forward Looking Statements
This press release contains forward-looking statements; such statements are indicated by forward-looking language such as “plans”, “anticipates”, “expects”, “will”, and other words or phrases contemplating future activities including statements about future technology and growth. These forward-looking statements include MIPS’ expectation regarding improvements in financial results. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a number of different risks and uncertainties, including but not limited to: the fact that there can be no assurance that our products will achieve market acceptance, changes in our research and development expenses, the anticipated benefits of our partnering relationships may be more difficult to achieve than expected, the timing of or delays in customer orders, delays in the design process, the length of MIPS Technologies’ sales cycle, MIPS’ ability to develop, introduce and market new products and product enhancements, and the level of demand for semiconductors and end-user products that incorporate semiconductors, in particular the level of demand in these markets during the recessionary period currently affecting global economies. For a further discussion of risk factors affecting our business, we refer you to the risk factors section in the documents we file from time to time with the Securities and Exchange Commission.

MIPS is a trademark or registered trademark in the United States and other countries of MIPS Technologies, Inc. All other trademarks referred to herein are the property of their respective owners.

MIPS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2009	June 30, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,495	$44,507
Accounts receivable, net	3,676	2,461
Prepaid expenses and other current assets	1,017	1,566
Total current assets	48,188	48,534
Equipment, furniture and property, net	2,369	2,608
Goodwill	565	565
Other assets	10,843	11,699
Assets of discontinued operations	—	4,479
Total assets	$61,965	$67,885
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,443	$2,305
Accrued liabilities	8,980	8,568
Debt – short term	3,750	4,986
Deferred revenue	2,190	2,011
Total current liabilities	17,363	17,870
Long-term liabilities:
Debt – long term	6,875	7,813
Other long term liabilities	9,242	9,603
Total long term liabilities	16,117	17,416
Liabilities of discontinued operations	76	5,938
Stockholders’ equity	28,409	26,661
Total liabilities and stockholders’ equity	$61,965	$67,885

MIPS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,
	2009	2008
Revenue:
Royalties	$9,750	$11,632
License and contract revenue	5,230	7,949
Total revenue	14,980	19,581
Costs and expenses:
Cost of sales	146	166
Research and development	5,756	5,606
Sales and marketing	3,399	2,876
General and administrative	3,129	5,197
Restructuring	—	257
Total costs and expenses	12,430	14,102
Operating income	2,550	5,479
Other income (expense), net	(151)	(460)
Income before income taxes	2,399	5,019
Provision for income taxes	1,804	54
Income from continuing operations	595	4,965
Loss from discontinued operations, net of tax	—	(11,933)
Net income (loss)	$595	$(6,968)
Net income per share, basic - from continuing operations	$0.01	$0.11
Net income (loss) per share, basic - from discontinued operations	$0.00	$(0.27)
Net income (loss) per share, basic	$0.01	$(0.16)
Net income per share, diluted - from continuing operations	$0.01	$0.11
Net income (loss) per share, diluted - from discontinued operations	$0.00	$(0.27)
Net income (loss) per share, diluted	$0.01	$(0.16)
Common shares outstanding, basic	45,075	44,334
Common shares outstanding, diluted	45,817	44,952

MIPS TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) and NET INCOME (LOSS) PER SHARE

(In thousands, except per share data)

(unaudited)

		Three Months Ended September 30, 2009	Three Months Ended June 30, 2009	Three Months Ended September 30, 2008
	GAAP net income (loss)	$595	$(6,640)	$(6,968)
	Net income (loss) per basic share	$0.01	$(0.15)	$(0.16)
	Net income (loss) per diluted share	$0.01	$(0.15)	$(0.16)
(a)	Loss from discontinued operations, net of tax	—	11,026	11,933
(b)	Gain on disposition, net of tax	—	(1,698)	—
(c)	Stock-based compensation expense	933	1,029	1,026
(d)	Equity write-down	—	1,723	—
(e)	Restructuring	—	15	257
(f)	Tax adjustment	—	(5)	(102)
(g)	Tax on change in legal structure	1,009	—	—
	Non-GAAP net income	$2,537	$5,450	$6,146
	Non-GAAP net income per basic share	$0.06	$0.12	$0.14
	Non-GAAP net income per diluted share	$0.06	$0.12	$0.14
	Common shares outstanding – basic	45,075	44,936	44,334
	Common shares outstanding – diluted	45,817	45,465	44,952

These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations.  The Company believes that presentation of net income (loss) and net income (loss) per share excluding discontinued operations, gain on the disposition, stock-based compensation expense, restructuring cost, equity write-down, and tax adjustment provides meaningful supplemental information to investors, as well as management that is indicative of the Company’s ongoing operating results and facilitates comparison of operating results across reporting periods.  The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes.  These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(a)	This adjustment reflects the loss, net of tax, of the Analog Business Group.

(b)	This adjustment reflects the gain, net of tax, on the divestiture of the Analog Business Group.

(c)
This adjustment reflects the stock-based compensation expense. For the first fiscal quarter of fiscal 2010 ending September 30, 2009, $933,000 of stock-based compensation was allocated as follows: $393,000 to research and development, $236,000 to sales and marketing and $304,000 to general and administrative.  For the fourth fiscal quarter of fiscal 2009 ending June 30, 2009, $1.0 million of stock-based compensation was allocated as follows: $399,000 to research and development, $317,000 to sales and marketing and $313,000 to general and administrative. For the first quarter of fiscal 2009 ending September 30, 2008, $1.0 million stock-based compensation expense was allocated as follows:  $202,000 to research and development, $298,000 to sales and marketing and $526,000 to general and administrative.

(d)	This adjustment reflects certain equity write down under other income/expense related to investment associated with an equity position in a private company.

(e)	This adjustment reflects restructuring expense related to reduction in workforce and facilities exit costs.

(f)	This adjustment reflects the net tax effect of the specific items presented in the non-GAAP adjustments described above.

(g)	This adjustment reflects the withholding tax in connection with the change in legal structure of foreign operations.

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